UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2009

SCIENTIFIC LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547	94-3234458
(Commission File No.)	(IRS Employer Identification No.)
300 Frank Ogawa Plaza, Suite 600 Oakland, CA 94612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

At its February 18, 2009 meeting, the Board of Directors increased the authorized number of directors to nine and appointed D. Andrew Myers, the Company’s President and Chief Executive Officer, to fill the vacancy caused by that expansion.

The Company’s February 24, 2009 press release, which is filed with this report as Exhibit 99.1, announced Mr. Myers’ appointment to the Board.

Mr. Myers, age 37, became the Company’s Chief Executive Officer on January 1, 2009. Mr. Myers joined the Company in January 2008 as President and Chief Operating Officer.  Prior to joining the Company, he served in positions of increasing responsibility at Pearson Education since 1997.  From March 2007 to December 2007, he served as Senior Vice President, Digital Product Development for Pearson Curriculum, where he was responsible for integrating the technology teams from six preceding businesses into a digital development group of 275 employees.  From August 2004 to March 2007, Mr. Myers was the Chief Operations Officer for Pearson Digital Learning, where he was responsible for setting product, financial, technical and operational strategies for that 580-employee business unit.  From 2002 to 2004, Mr. Myers served as Vice President Sales for Pearson Digital Learning.  Pearson Education is the education division of Pearson PLC, an international media company.  Mr. Myers holds an MBA from the Haas School of Business at the University of California Berkeley and a BA in finance from the University of Utah.

There are no family relationships between Mr. Myers and any of the Company’s executive officers or directors.  There were no changes in Mr. Myers’ compensation as a result of his appointment to the Board.

Item 9.01     Financial Statements and Exhibits

(d)      Exhibits

99.1         Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SCIENTIFIC LEARNING CORPORATION

Date:	February 24, 2009	By:	/s/ Linda L. Carloni
		Title:	Vice President and General Counsel